Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and between

ARADIGM CORPORATION

and

THE PURCHASERS NAMED ON SCHEDULES A and B HERETO

Dated as of April 21, 2016

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3.28	Waiver	20
3.29	Registration Statement	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASERS		20
4.1	Investment Purpose	20
4.2	Questionnaires	21
4.3	Reliance on Exemptions	21
4.4	Information	21
4.5	Acknowledgement of Risk	21
4.6	Governmental Review	22
4.7	Transfer or Resale	22
4.8	Legends	23
4.9	Authorization; Enforcement	23
4.10	Residency	23
4.11	Acknowledgements Regarding Placement Agents	23

ARTICLE V COVENANTS		24
5.1	Reporting Status	24
5.2	Expenses	24
5.3	Non-Public Information	24
5.4	Sales by Purchasers	24
5.5	Form D; Blue Sky Filings	24
5.6	Listing of Company Common Stock	24
5.7	Reservation of Company Common Stock	25

ARTICLE VI CONDITIONS TO CLOSING		25
6.1	Conditions to the Obligations of Each Party	25
6.2	Conditions to the Company’s Obligations	25
6.3	Conditions to the Obligations of Each Purchaser	25

ARTICLE VII REGISTRATION RIGHTS		27
7.1	Mandatory Registration	27
7.2	Failure to File or Become Effective; Liquidated Damages	28
7.3	Blackout and Delay Rights	30
7.4	Sale Procedures	31
7.5	Cooperation by Holders	33
7.6	Expenses	33
7.7	Indemnification	34
7.8	Rule 144 Reporting	36
7.9	Transfer or Assignment of Registration Rights	36
7.10	Specific Performance	37

ARTICLE VIII TERMINATION OF OBLIGATIONS TO EFFECT CLOSING; EFFECTS		37
8.1	Termination of the Agreement	37
8.2	Effects	37

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ARTICLE IX MISCELLANEOUS		38
9.1	Binding Effect; Assignment	38
9.2	Notices	38
9.3	Governing Law	38
9.4	Entire Agreement	39
9.5	Amendments and Waivers	39
9.6	Counterparts	39
9.7	Severability	39
9.8	Schedules	39
9.9	No Third Party Beneficiaries	39
9.10	No Strict Construction	40
9.11	Jurisdiction; Venue	40
9.12	WAIVER OF JURY TRIAL	40
9.13	Injunctive Relief; Specific Performance	40
9.14	Reliance by and Exculpation of the Placement Agents	40

Schedule A	List of Purchasers and Commitment Amounts

Schedule B	List of Purchasers and Commitment Amounts

Exhibit A	Form of Indenture

Exhibit B	Form of Warrant

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Opinion of Hogan Lovells US LLP

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2016, is entered into by and between the purchasers listed on the Schedules of Purchasers attached hereto as Schedule A and Schedule B (individually, a “Purchaser” and collectively, the “Purchasers”), and ARADIGM CORPORATION, a California corporation (the “Company”). Purchasers and the Company are sometimes referred to as the “Parties.” Certain capitalized terms used in this Agreement are defined in Article I of this Agreement.

RECITALS

WHEREAS, Purchasers desire to purchase $23,000,000 aggregate principal amount of the Company’s 9.0% Senior Convertible Notes (the “Notes”) due 2021 to be issued pursuant to an indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”) in substantially the form attached as Exhibit A hereto, and warrants to purchase 263,436 shares of the Company’s common stock in substantially the form attached as Exhibit B hereto (the “Warrants”) (the Warrants together with the Notes, the “Securities”); and

WHEREAS, the board of directors of the Company (the “Board”) has determined that the issuance and Sale (as defined below) of the Securities to Purchasers is fair to and in the best interests of the Company and the Company’s Shareholders and approved this Agreement, the Notes, the Warrants, the Indenture, the Escrow Agreement and the transactions contemplated hereby and thereby.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchasers and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity applicable to such Person or any of such Person’s property and assets or such Person’s officers, directors, employees, consultants or agents in their capacity as such Person’s officers, directors, employees, consultants or agents, respectively.

“Benefit Plan(s)” means all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, all equity and incentive compensation plans, all employee manuals and handbooks, severance, retention, employment, consulting, change of control, collective bargaining, deferred compensation, profit sharing, commission, health, welfare, pension, vacation, retirement agreements or plans, and any other benefit plan, agreement, program or policy in respect of any present, former or retired employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries or any of their respective ERISA Affiliates, or any beneficiary of any of the foregoing individuals, in each case established, sponsored, maintained, contributed or required to be contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, its Subsidiaries or any of their respective ERISA Affiliates or under which the Company, its Subsidiaries or any of their respective ERISA Affiliates has any current or potential Liability.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Charter Documents” means the articles of incorporation, bylaws or other similar organizational documents or operating agreements applicable to a Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Stock” means the Company’s common stock, no par value.

“Contract” means, with respect to any Person, any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral (a) to which such Person is a party, (b) by which such Person or any of its assets is or may become bound or under which such Person has, or may become subject to, any obligation, or (c) under which such Person has or may acquire any right or interest.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty-percent (50%) or more of the outstanding securities or other ownership interest of such Person.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, notice, Order, or proceeding alleging Liability for, or an obligation with respect to, any investigation, monitoring, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, release or threatened release of hazardous or toxic substances, wastes, pollutants or contaminants at any location, or (b) any violation or alleged violation of or compliance or non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agreement” means that certain Escrow Agreement to be entered into between the Company and U.S. Bank National Association, as Escrow Agent in substantially the form attached as Exhibit C hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b)

international, multinational, federal, state, local, municipal, foreign or other government, agency or authority, or (c) governmental or quasi-Governmental Entity of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Holder” means the record holder of any Registrable Securities.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable), incurred or assumed, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business), (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (d) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases under U.S, generally accepted accounting principles, (e) all indebtedness of third parties secured by an Encumbrance on property owned or acquired by such Person under GAAP, (f) any obligation that would be required to be reflected as debt on the balance sheet of such Person under GAAP, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“Liquidated Damages Payment Date” means the last day of each month following the date on which a Registration Default occurs.

“Material Adverse Effect” means any change, event, development, effect, state of facts, condition, circumstance or occurrence or other matter that is, or would reasonably be expected to have or give rise to, individually or together with one or more contemporaneous change, event, development, effect, state of facts, condition, circumstance or occurrence, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, Liabilities, capitalization or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to issue and sell the Securities as contemplated under the Transaction Documents or to perform any of its obligations under the Transaction Documents; provided, however, that any adverse effects attributable to any of the following as they relate to the Company and its Subsidiaries shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions affecting the pharmaceuticals industries (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (b) conditions affecting the U.S. economy as a whole or affecting the financial or securities markets in the United States or any foreign markets where the Company and its Subsidiaries has operations (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (c) changes in GAAP (or any interpretation thereof) (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants), (d) conditions caused by acts of terrorism or war (whether or not declared), or (e) the taking of any action specifically required by this Agreement.

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Entity that is binding on any Person or its property.

“Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with the past practice of the Company.

“Permits” means all licenses, permits, franchises, approvals, authorizations, easements, variances, consents, exemptions, certificates, listings, registrations, orders, or filings of or with, any Governmental Entity or any other Person, necessary for the conduct of, or relating to, the operation of the business of the Company or its Subsidiaries.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Registrable Securities” means the Notes, Note Shares, Warrants and Warrant Shares.

“Registration Period” means the period of time during which the Company is required to keep a Registration Statement effective under this Agreement.

“Regulatory Authority” means any Governmental Entity responsible for Permits with respect to any products developed, manufactured, marketed or distributed by or on behalf of the Company, including the FDA, EMA and any corresponding Governmental Entity.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other Representative of such Person.

“Sale” has the meaning set forth in Section 2.1.

“Sanctions” means economic sanctions administered or enforced by the United States government (including, without limitation, sanctions enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Shareholder” means any holder of Company Common Stock.

“Subsidiary” when used with respect to any Person, shall mean any entity, corporation or other organization, whether incorporated or unincorporated, at least fifty percent (50%) of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes) whenever and by whatever Governmental Entity imposed, and whether of the United States or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto.

“Transaction Documents” means this Agreement, the Indenture, the Notes, the Escrow Agreement and the Warrants, including any exhibits and schedules hereto and thereto.

“Warrant” means each outstanding warrant to purchase Company Common Stock.

“Worker” means any individual performing services for the Company (or any of its Subsidiaries) in the capacity of an employee, director, independent contractor and/or otherwise.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3 Interpretation.

(a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii) to any Person include any successor to that Person or permitted assigns of that Person; and

(iv) to this Agreement are to this Agreement and Exhibits and Schedules to it, taken as a whole.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e) The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender.

(f) The terms “dollars” and “$” shall mean dollars of the United States of America.

(g) It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, at the applicable Closing, the Company shall issue and sell, transfer, convey and deliver to each Purchaser, and each Purchaser, severally but not jointly, shall purchase from the Company, such aggregate principal amount of Notes and Warrants as is set forth opposite such Purchaser’s name on Schedule A and Schedule B (the “Sale”).

2.2 Consideration for Securities. The consideration to be paid by each Purchaser to the Company for the aggregate principal amount of Notes purchased by such Purchaser at the Closing shall be one hundred percent (100.00%) of the principal amount of such Notes, payable at the Closing. For each $1,000.00 of principal amount of Notes purchased by a Purchaser that is also purchasing Warrants, such Purchaser shall receive a Warrant to purchase 86.37 shares of Common Stock at an exercise price per share equal to $5.21. Each Purchaser’s aggregate purchase price for the Securities purchased by such Purchaser hereunder is referred to as the “Aggregate Purchase Price.”

2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Securities contemplated hereby shall take place at one or more closings at the offices of Hogan Lovells US LLP, San Francisco, California 94111, U.S.A., at 9:00 a.m. local time on (a) with respect to the sale and purchase of Securities by the Purchasers identified in Schedule A, the second Business Day following the date hereof, or at such other time as the Company and the Purchasers on Schedule A representing a majority of the aggregate principal amount of Notes being purchased determine and (b) with respect to the sale and purchase of Securities by the Purchasers identified in Schedule B, the third Business Day following the date when the Registration Statement (as defined below) is declared or becomes effective (each such closing is referred to as the “Closing”), or at such other time as the Company and the Purchasers on Schedule B representing a majority of the aggregate principal amount of Notes being purchased determine. The date on which a Closing occurs is referred to herein as a “Closing Date.”

2.4 Nature of Agreement. This Agreement insofar as it relates to (a) the purchase of a particular aggregate principal amount of Notes or a number of Warrants by any Purchaser and (b) the rights, duties and remedies of the Company and any Purchaser (whether with respect to such purchase or otherwise) is a separate agreement between that Purchaser and the Company. No Purchaser shall have any responsibility or liability to (x) any other Purchaser with respect to its own performance of this Agreement, or (y) the Company with respect to the performance hereof or thereof by any other Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to each Purchaser to enter into this Agreement, and subject to the exceptions set forth in the Company SEC Documents (as defined below) filed prior to the date of this Agreement, the Company hereby represents and warrants to each Purchaser that:

3.1 Organization of the Company. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has full corporate power and authority to own, lease and operate its properties, to conduct its business as described in the Company SEC Documents and to enter into and perform its obligations under the Transaction Documents. The Company is duly qualified to transact business and is in good standing or equivalent status in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; Enforcement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and thereby, to issue the Securities in accordance with the terms hereof and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated thereby (including the issuance of the Securities, Note Shares and Warrant Shares) have been duly authorized by the Board and no further action, consent or authorization is required by the Company, its officers, directors or shareholders in connection therewith. This Agreement has been duly executed by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (collectively, the “Enforceability Exceptions.”)

(b) The Notes have been duly and validly authorized and, when issued, will be in the form contemplated by the Indenture. The Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, will be enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture free and clear of any Encumbrance and will conform to the description thereof in the Indenture.

(c) The Indenture, Escrow Agreement and Warrants have been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming, with respect to the Indenture and the Escrow Agreement, the due authorization, execution and delivery by the Trustee or Escrow Agent, as applicable), will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

3.3 Capitalization. The authorized capital stock of the Company, as of the date hereof, consisted of 25,045,765 shares of Company Common Stock, of which 14,927,351 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which were issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid, and non-assessable. Except as disclosed in the Governance Agreement with Grifols, S.A. attached as Exhibit 10.23 to the Company’s 10-K report filed March 30, 2016 (the “Governance Agreement”) and in the Company SEC Documents, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations other than options and restricted stock units granted under the Company’s stock option plans. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. The issuance and sale of the Notes and Warrants will not obligate the Company to issue shares of Company Common Stock or other securities to any

Person (other than the Purchasers or any permitted transferees) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s knowledge, between or among any of the Company’s shareholders except as disclosed in the Company SEC documents.

3.4 Issuance of Securities. The Warrants have been duly and validly authorized and, when executed, issued and delivered by the Company pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms. The shares of Company Common Stock issuable upon conversion of the Notes in accordance with the Indenture (the “Note Shares”) and the shares of Company Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and validly reserved for issuance pursuant to the terms of the Notes and Warrants and, upon conversion of the Notes and exercise of the Warrants in accordance with their terms, the Note Shares and Warrant Shares issuable thereupon will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of shareholders of the Company or any of its Subsidiaries and will be free of any voting or transfer restrictions pursuant to the Company’s Charter Documents or any agreement or other instrument to which the Company or any of its Subsidiaries is a party that have not been validly waived (other than as provided in this Agreement). The certificates of such Note Shares or Warrant Shares will be in due and proper form. The issuance of the Securities, the Note Shares and the Warrant Shares is not subject to any preemptive or similar rights that have not been waived.

3.5 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the Sale and, subject to the provisions therein, the conversion of the Notes and the exercise of the Warrants) will not (i) conflict with or result in a violation of any provision of the Company’s Charter Documents or require the approval of the Company’s Shareholders, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture, or instrument to which the Company or any of its subsidiaries is a party, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or any of its subsidiaries or its securities are subject) applicable to the Company, or (iv) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any employment agreement or employment arrangement to which the Company or any of its subsidiaries is a party, except in the case of clauses (ii), (iii) and (iv) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect and, except in the case of clauses (ii) and (iv) only, Encumbrances created by the terms of the Indenture.

(b) Except as provided for elsewhere in this Agreement, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental authority, agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms thereof, or to issue and sell the Securities, the Note Shares and the Warrant Shares in accordance with the terms thereof other than such as have been made or obtained, and the registration of the Registrable Securities under the Securities Act pursuant to this Agreement, any filings required to be made under federal or state securities laws, and any required filings or notifications regarding the issuance or listing of additional shares with NASDAQ.

(c) The Company and its Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business and are otherwise in compliance with all laws, rules and regulations applicable to them and their business, in each case now being conducted by them and as currently proposed to be conducted as disclosed in the Company SEC Documents, except for such franchise, permit, license or similar authority, the lack of which, or which compliance failure, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any actual notice of any proceeding relating to revocation or modification of any such material franchise, permit, license, or similar authority.

3.6 SEC Reports; Financial Statements; Accounting Matters and Disclosure Controls.

(a) All forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act since January 1, 2015 (all such documents, including the exhibits thereto, prior to the date hereof, collectively, the “Company SEC Documents”) have been filed with the SEC on a timely basis. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, the effect of which adjustments would not be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and the Company is not aware of any significant deficiencies or material weaknesses, or any fraud, whether or not material, other than has been disclosed in the Company SEC Documents.

3.7 Litigation. There is no action, suit, proceeding, claim, arbitration, audit of Governmental Entity, criminal prosecution, unfair labor practice charge or complaint, examination or investigation (“Proceeding”) pending (or, to the Company’s knowledge, threatened) against the Company or any of its Subsidiaries, or relating to their activities, properties or assets or any Person whose Liability the Company or any of its Subsidiaries has retained or assumed, either by contract or by operation of Applicable Law or, against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or the relevant Subsidiary that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, there is no factual or legal basis that would be reasonably expected to result in any Proceeding that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, and there is no Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property.

(a) The Company, collectively with its Subsidiaries, owns or possesses, or has a reasonable basis on which it believes it can obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names, domain name registrations and copyrights necessary to conduct its business as conducted as of the date hereof and, as proposed to be conducted as described in the Company SEC Documents (the “Intellectual Property”); except to the extent failure to own, possess or acquire such Intellectual Property would not be material to the business and operations of the Company. To the Company’s knowledge, the Company has not infringed the intellectual property rights of third parties and no third party, to the Company’s knowledge, is infringing the Intellectual Property, in each case, which could reasonably be expected to result in a Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by a third party that the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of another. Except as disclosed in the Company SEC Documents, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. There is no material claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges any of the rights of the Company in or to, or otherwise with respect to, any Intellectual Property.

(b) All data and personal information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in accordance with all Applicable Laws. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

3.9 Placement Agents. The Company has taken no action that would give rise to any claim by any Person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby other than to Nomura Securities International, Inc. and Ladenburg Thalmann & Co. Inc. (together, the “Placement Agents”) pursuant to the Letter Agreement dated April 4, 2016 and the Letter Agreement dated March 24, 2016 between the Company and Nomura Securities International, Inc. and Ladenburg Thalmann & Co. Inc., respectively.

3.10 Investment Company Status. The Company is not, and upon consummation of the issuance and sale of the Securities will not, be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.11 No Material Adverse Change. Since the date of the latest audited financial statements included within the Company SEC Documents, except as described or referred to in the Company SEC Documents filed prior to the date hereof, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business consistent with past practices and, except for cash expenditures in the Ordinary Course of Business, (a) there has not been any material change in the assets, liabilities, business, properties, financial condition or results of operations of the Company and its Subsidiaries, (b) there has not been any dividend or distribution of any kind declared, or any authorization of any dividend or distribution of any kind, set aside for payment, paid or made by the Company on any class of capital stock, (c) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (d) neither the Company nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business.

3.12 The NASDAQ Capital Market. The Company Common Stock is registered under Section 12 of the Exchange Act and is listed on the NASDAQ Capital Market, and, except as disclosed in the Company SEC Documents, to the Company’s knowledge, there are no proceedings to revoke or suspend such listing. The Company is in compliance with any NASDAQ listing and maintenance requirements. The Company has taken no action designed to terminate the registration of the Company Common Stock under the Exchange Act or remove from listing the Company Common Stock from NASDAQ, nor has the Company received any written notification that the SEC, NASDAQ or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or quotation.

3.13 Accountants. The Company’s independent registered public accounting firm is identified in the Company SEC Documents and such accounting firm is a registered public accounting firm as required by the Exchange Act and are independent public accountants with respect to the Company within the meaning of Sarbanes-Oxley Act of 2002 and the applicable published rules and regulations thereunder.

3.14 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be material to the business of the Company.

3.15 Foreign Corrupt Practices.

(a) The Company will not, directly or indirectly, use the proceeds of the Securities purchased hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions (unless such activities or business are authorized pursuant to a license, license exception, an exemption or exception, or other permit or authorization from a governmental authority) or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, purchaser, investor, lender or otherwise) of Sanctions.

(b) The Company will not use the proceeds of the Securities purchased hereunder directly, or, to the knowledge of the Company, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof, has, in the past three (3) years, committed a violation of applicable regulations of OFAC, Title III of the USA PATRIOT Act (the “Patriot Act”) or the FCPA.

(d) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specifically Designated Nationals and Blocked Persons.

3.16 Private Placement. Neither the Company nor its Subsidiary or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require (a) registration of the Securities under the Securities Act or (b) cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of NASDAQ. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV hereof, the issuance of the Securities is exempt from registration under the Securities Act. Neither the Company nor any Person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Securities.

3.17 No Registration Rights. No Person has the right to (a) prohibit the Company from filing a Registration Statement or, (b) other than as disclosed in the Registration Rights Agreement with Grifols, S.A. attached as Exhibit 10.24 to the Company’s 10-K report filed March 30, 2016 and in the Company SEC Documents or as contemplated by this Agreement, require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement except in the case of clause (b) for rights which have been duly waived. The granting and performance of the registration rights under this Agreement will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party.

3.18 Taxes. The Company has timely filed (or has obtained an extension of time within which to file) all tax returns it is required to have filed, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect. The Company has timely paid all Taxes shown as due on such returns, except where the failure to so pay would not reasonably be expected to have a Material Adverse Effect.

3.19 Environmental Matters. The Company (a) is in material compliance with any and all Applicable Laws relating to the protection of the environment or the remediation, generation, production, use, storage, treatment, transportation, release, threatened release, exposure to or disposal of hazardous or toxic substances, wastes, pollutants or contaminants (“Environmental Laws”), (b) has obtained and is in material compliance with all permits, licenses or other regulatory approvals required under applicable Environmental Laws to conduct its business as currently conducted and (c) has not received notice of any pending Environmental Claims, except with respect to (a), (b) or (c), that would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

3.20 Real and Personal Property. The Company has good and marketable title to, or has valid rights to lease or otherwise use, all items of real and personal property that are material to the business of the Company free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (a) do not materially interfere with the use of such property by the Company or (b) would not reasonably be expected to have a Material Adverse Effect.

3.21 Application of Takeover Protections. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not impose any restriction on any Purchaser, or, create in any party (including any current shareholder of the Company) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Company’s Charter Documents or the laws of its state of incorporation. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchaser solely as a result of the transactions contemplated by the Transaction Documents, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of the Company Common Stock or a change in control of the Company or any Subsidiary, in each case, solely as a result of the transactions contemplated by the Transaction Documents.

3.22 No Manipulation of Stock. The Company has not (a) taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Company Common Stock or any security of the Company to facilitate the sale or resale of any of the Securities, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of any of the Securities, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.23 Transactions with Certain Persons. Except with respect to the transactions (i) that are not required to be disclosed and (ii) contemplated hereby to the extent an Affiliate of any director purchases Securities hereunder, all transactions that have occurred between or among the Company, on the one hand, and any of its officers or directors, or any Affiliate or Affiliates of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the Company SEC Documents.

3.24 Employee Benefits.

(a) Each Benefit Plan complies in form and has been established, maintained and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of Applicable Law (including ERISA and the Code).

(b) None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors has ever maintained, sponsored or contributed to, maintains, sponsors or contributes to, has ever been required to maintain, sponsor or contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan (including any Benefit Plan) subject to Section 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA. None of the Benefit Plans provide any material retiree health or welfare insurance benefits to any current or former employee or other Worker of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Applicable Law.

(c) The execution and delivery of any of the Agreement, Indenture, the Notes or the Warrants, or the consummation of the transactions contemplated thereby (either alone or in combination with another event, including a termination of any employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents) will not (i) result in any material payment becoming due, or increase the amount of any compensation or benefits due, to any employee, officer, director, shareholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents or with respect to any Benefit Plan, (ii) materially increase any benefits or payments otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company (or any of its Subsidiaries) to any Person.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

3.25 Compliance in Clinical Trials. The clinical studies and tests conducted by the Company or on behalf of the Company have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and authorizations.

3.26 Full Disclosure. The representations, warranties and written statements contained in this Agreement, in the investor presentation dated April 2016 and in the Company SEC Documents do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in the light of the circumstances under which they were made.

3.27 Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.28 Waiver. The Company has received a waiver, effective as of the date hereof, from Grifols, S.A., waiving any pre-emptive rights with respect to the transactions contemplated by this Agreement (the “Grifols Waiver”).

3.29 Registration Statement. Only with respect to the Closing of the Sale and purchase of Securities by Purchasers identified in Schedule B, the Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of any related prospectus (the “Prospectus”) has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. The Company, if required by the rules and regulations of the SEC, shall file the Prospectus with the SEC pursuant to Rule 424(b). At the time the Registration Statement and any amendments thereto became effective, at the applicable Closing Date, the Registration Statement and any amendments thereto will conform in all material respects to the requirements of the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the applicable Closing Date, will conform in all material respects to the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of any applicable Closing Date pursuant to Section 2.03:

4.1 Investment Purpose. Each Purchaser is purchasing the Securities for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Securities or any arrangement or understanding with any other Persons regarding the sale or distribution of such Securities except in accordance with the provisions of Article VII and except as would not result in a violation of the Securities Act. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in accordance with the provisions of Article VII or pursuant to and in accordance with the Securities Act.

4.2 Questionnaires. The Questionnaire submitted by each Purchaser to the Company in connection with its purchase of the Securities was accurate and correct when delivered and is accurate and correct as of the date hereof.

4.3 Reliance on Exemptions. Each Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of each Purchaser to acquire the Securities.

4.4 Information. Each Purchaser has been furnished with all relevant materials relating to the business, finances and operations of the Company necessary to make an investment decision, and materials relating to the offer and sale of the Securities, that have been requested by each Purchaser, including, without limitation, the Company SEC Documents, and each Purchaser has had the opportunity to review the Company SEC Documents. Each Purchaser has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its Representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company SEC Documents and the Company’s representations and warranties contained in this Agreement.

4.5 Acknowledgement of Risk.

(a) Each Purchaser acknowledges and understands that its investment in the Securities involves a significant degree of risk, including, without limitation, that (i) the Company is a business with limited operating history and requires substantial funds in addition to the proceeds from the sale of the Securities. (ii) an investment in the Company is speculative, and only Purchasers who can afford the loss of their entire investment should consider investing in the Company and the Securities, (iii) the Purchaser may not be able to liquidate its investment, (iv) transferability of the Securities is extremely limited, (v) in the event of a disposition of the Securities, the Purchaser could sustain the loss of its entire investment and (vi) the Company has not paid any dividends on its Company Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the Company SEC Documents.

(b) Each Purchaser is able to bear the economic risk of holding the Securities for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Securities.

(c) Each Purchaser has, in connection with such Purchaser’s decision to purchase Securities, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the Company SEC Documents, and each Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Securities, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted counsels to the Placement Agents or counsel to the Company.

(d) Each Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.6 Governmental Review. Each Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

4.7 Transfer or Resale. Each Purchaser understands that

(a) the Securities, the Note Shares and the Warrant Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, each Purchaser may have to bear the risk of owning the Securities, the Note Shares or the Warrant Shares for an indefinite period of time because the Securities, the Note Shares and or Warrant Shares may not be transferred unless (i) the resale of the Securities, the Note Shares or the Warrant Shares is registered pursuant to an effective Registration Statement, (ii) each Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities, the Note Shares or the Warrant Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (iii) the Securities, the Note Shares or the Warrant Shares are sold or transferred pursuant to Rule 144, or (iv) each Purchaser is a partnership transferring to its partners or former partners in accordance with partnership interests or a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company;

(b) any sale of the Securities, the Note Shares or the Warrant Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Securities, the Note Shares or the Warrant Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c) except as set forth in Article VII, neither the Company nor any other Person is under any obligation to register the resale of the Securities, the Note Shares or the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

4.8 Legends. Each Purchaser understands that the certificates representing the Warrants, the Note Shares and the Warrant Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Warrants, Note Shares and Warrant Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

4.9 Authorization; Enforcement. Each Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of each Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by federal or state securities laws or public policy underlying such laws.

4.10 Residency. Each Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

4.11 Acknowledgements Regarding Placement Agents. Each Purchaser acknowledges that the Placement Agents are acting as the exclusive placement agents on a “best efforts” basis for the Securities being offered hereby and will be compensated by the Company for acting in such capacity. Each Purchaser represents that (a) such Purchaser was contacted regarding the sale of the Securities by a Placement Agent (or an authorized agent or

Representative thereof) with whom such Purchaser entered into a confidentiality agreement and (b) no Securities were offered or sold to it by means of any form of general solicitation or general advertising.

ARTICLE V

COVENANTS

5.1 Reporting Status. The Company Common Stock is registered under Section 12(g) of the Exchange Act. During the Registration Period, the Company will use commercially reasonable efforts to timely file all documents with the SEC, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

5.2 Expenses. The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

5.3 Non-Public Information. On the Business Day immediately following the date hereof, the Company shall issue a press release (the “Press Release”) announcing the entry into this Agreement and describing the terms of the transactions contemplated by this Agreement and any other material, nonpublic information that the Company may have provided any Purchaser at any time prior to the issuance of the Press Release.

5.4 Sales by Purchasers. Each Purchaser will sell any Securities, Note Shares or Warrant Shares held by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act. No Purchaser will make any sale, transfer or other disposition of the Securities, the Note Shares or the Warrant Shares in violation of federal or state securities laws.

5.5 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D of the Securities Act and to provide a copy thereof, promptly upon the written request of any Purchaser. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption from, or to qualify the Securities for, sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon the written request of any Purchaser.

5.6 Listing of Company Common Stock. The Company hereby agrees to use best efforts to maintain the listing or quotation of the Company Common Stock on NASDAQ, and concurrently with the Closing, as the case may be, shall file a NASDAQ Listing of Additional Shares Notification and promptly secure the listing of all of the Note Shares and Warrant Shares on NASDAQ.

5.7 Reservation of Company Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Company Common Stock for the purpose of enabling the Company to issue Notes Shares and Warrant Shares pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party. The respective obligations of the Company and each Purchaser to effect a Closing shall be subject to the satisfaction at or prior to the applicable Closing Date of the following condition:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, temporary restraining Order, preliminary or permanent injunction or other Order which (i) is in effect and (ii) has the effect of otherwise prohibiting or preventing the issuance and sale of the Securities.

6.2 Conditions to the Company’s Obligations. The obligations of the Company to effect a Closing with respect to each Purchaser are subject to the satisfaction, on or prior to the applicable Closing Date, of each of the following conditions, any of which may be waived with respect to such Purchaser by the Company:

(a) Receipt of Funds. The Company shall have received immediately available funds in the aggregate amount of the Aggregate Purchase Price for the Securities being purchased hereunder at such Closing as set forth opposite such Purchaser’s name on Schedule A or Schedule B, as applicable.

(b) Representations and Warranties. The representations and warranties made by each Purchaser in Article IV shall be true and correct in all material respects as of such Closing Date.

(c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to such Closing Date shall have been performed or complied with in all material respects.

6.3 Conditions to the Obligations of Each Purchaser. The obligations of each Purchaser to effect each Closing are subject to the satisfaction, on or prior to the applicable Closing Date, of each of the following conditions, any of which may be waived (but only with respect to itself) by any Purchaser:

(a) Representations and Warranties. The representations and warranties made by the Company in Article III shall be true and correct in all material respects as of the date when made and as of such Closing Date (except for those representations and warranties which are qualified as to materiality, in which case, for purposes of the obligations of the Purchasers to Closing, shall be correct as made in Article III).

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing Date shall have been performed or complied with in all material respects.

(c) Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state or foreign or other jurisdiction for the offer and sale of the Securities.

(d) Legal Opinion. The Company shall have delivered to each Purchaser an opinion from Hogan Lovells US LLP, legal counsel to the Company, dated as of such Closing Date, in the form attached hereto as Exhibit D.

(e) NASDAQ Qualification; No Suspension of Trading. The Securities to be sold at such Closing shall be duly authorized for listing by NASDAQ, subject to official notice of issuance to the extent required by the listing rules of NASDAQ. From the date hereof to the Closing Date, trading in the Company Common Stock shall not have been suspended for more than three (3) days by the Commission or NASDAQ, and, at any time prior to the Closing Date trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited for more than three (3) days, or minimum prices shall not have been established on securities whose trades are reported by such service, or on NASDAQ, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on the Company’s financial market that, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

(f) Absence of Litigation. No Proceeding challenging the Transaction Documents or the transactions contemplated thereby, or seeking to prohibit, alter, prevent or materially delay such Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official, and no Material Adverse Effect with respect to the Company since the date hereof shall have occurred.

(g) Stop Orders. No stop order or suspension of trading shall have been imposed by the NASDAQ Capital Market, the SEC or any other governmental regulatory body with respect to public trading in the Company Common Stock.

(h) Registration Statement. Only with respect to the Closing of the Sale and purchase of Securities by Purchasers identified in Schedule B, the Registration Statement will have been declared or have become effective.

(i) Escrow Deposit. The Company shall have entered into the Escrow Agreement with the Escrow Agent, and shall have deposited into the escrow account (as set forth in the Escrow Agreement) at such Closing Custodial Funds in an amount, determined by the Company, sufficient to pay all required payments of interest, excluding Additional Interest (as defined in the Indenture), if any, through May 1, 2017 on the Notes to be issued at such Closing.

(j) Officers’ Certificate. The Company shall have delivered to each Purchaser a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of such Closing Date, to the effect that the representations and warranties of the Company set forth herein are true and correct in all material respects as of the date of this Agreement and as of such Closing Date (except for those representations and warranties which are qualified as to materiality, in which case, for purposes of the obligations of the Purchasers to Closing, shall be correct as made in Article III) and that the Company has complied in all material respects with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to such Closing Date.

(k) Secretary’s Certificate. The Company shall have delivered to each Purchaser a certificate of the Secretary of the Company, dated as of such Closing Date:

(i) certifying the resolutions adopted by the Special Finance Committee of the Board of Directors of the Company approving the transactions contemplated by the Transaction Documents and the sale of the Notes and Warrants and the issuance of the Note Shares and Warrant Shares;

(ii) certifying the current versions of the Articles of Incorporation and the Bylaws of the Company; and

(iii) certifying as to the signatures and authority of the persons signing the Transaction Documents and related documents on behalf of the Company.

(l) Waiver. The Company shall have delivered a copy of the Grifols Waiver to each Purchaser.

ARTICLE VII

REGISTRATION RIGHTS

7.1 Mandatory Registration. The Company shall prepare and file as soon as reasonably practicable, but in no event later than thirty (30) days after the date hereof (such filing date, the “Mandatory Shelf Filing Date”), a registration statement under the Securities Act to permit the public resale of all of the Registrable Securities (the registration statement on such form, as amended or supplemented, the “Registration Statement”). The Registration Statement filed pursuant to this Section 7.1 shall be on such appropriate registration form of the SEC as shall be selected by the Company so long as it permits the continuous offering of the Registrable Securities pursuant to Rule 415 (or any similar provision then in effect) under the Securities Act at then prevailing market prices. The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act by the Commission within ninety (90) calendar days after the Closing. The Registration Statement shall provide, in the plan of distribution section, for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by the Registration Statement. The Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (a) the date when all of the Registrable Securities covered by such Registration Statement have been sold and (b) the date on which all of the Registrable Securities become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act (such period, the “Effectiveness Period”). The Registration Statement, when effective (including the documents incorporated therein by reference), will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Registration Statement becomes effective, but in any event within one (1) Business Day of such date, the Company shall notify the Holders of the effectiveness of the Registration Statement and, if requested by any such Holder, confirm such notice in writing.

7.2 Failure to File or Become Effective; Liquidated Damages.

(a) Each holder of Registrable Securities shall be entitled to a payment (with respect to the Registrable Securities of each such holder), as liquidated damages and not as a penalty, of 2.0% of the Aggregate Purchase Price for the Securities purchased by such Purchaser hereunder per 30-day period (accruing on a daily basis) that any Registration Default (as defined below) continues (such damages collectively, the “Liquidated Damages”), if any of the following events occur (each such event in clauses (i) through (iii) below being herein called a “Registration Default”):

(i) the Registration Statement has not been filed by the Mandatory Shelf Filing Date;

(ii) the Registration Statement has not been declared effective by the SEC on or before the date that is ninety (90) calendar days following the Closing Date (the “Effectiveness Deadline”); or

(iii) the Registration Statement is declared effective by the Commission but (A) the Registration Statement thereafter ceases to be effective during the Effectiveness Period or (B) as specified in Section 7.3(b), the Registration Statement ceases to be usable in connection with resales of Registrable Securities during the periods specified herein and the Company fails to (1) cure the Registration Statement within five (5) Business Days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, terminate the suspension period described in Section 7.3(b) by the 30th day, as applicable.

Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the Company’s control or pursuant to operation of law or as a result of any action or inaction by the Commission.

(b) Liquidated Damages shall be paid in accordance with Section 7.2(d) below. Other than the obligation of payment of any Liquidated Damages in accordance with the terms hereof, the Company will have no other liabilities for monetary damages with respect to its registration obligations. With respect to each Holder, the Company’s obligations to pay Liquidated Damages remain in effect only so long as the Registrable Securities held by the holder are not eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; provided however, any obligations of the Company for accrued but unpaid Liquidated Damages at the time such Registrable Securities become eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act shall survive until such time as all such obligations with respect to such Registrable Securities shall have been satisfied in full. Notwithstanding anything to the contrary contained herein, in no event shall the Liquidated Damages payable to any Purchaser by the Company hereunder exceed an aggregate amount that exceeds five percent (5.0)% of the Aggregate Purchase Price paid by such Purchaser for such Purchaser’s Securities.

(c) A Registration Default referred to in clauses (a)(i) or (a)(ii) shall be deemed not to have occurred and be continuing, and no Liquidated Damages shall accrue as a result thereof, in relation to the Registration Statement or the related prospectus if (i) (A) such Registration Default has occurred solely as a result of material events with respect to the Company that would need to be described in such Registration Statement or the related prospectus, or (B) the Registration Default relates to any information supplied or failed to be supplied by a holder of Securities and (ii) the Company is proceeding promptly and in good faith to amend or supplement the Registration Statement and related prospectus to describe such events as required by Section 7.3; provided, however, that in any case if such Registration

Default occurs for a continuous period in excess of forty-five (45) days beyond any permitted suspension period (as provided by Section 7.3), Liquidated Damages shall be payable in accordance with the above paragraph (b) from the day such Registration Default occurs until such Registration Default is cured.

(d) Any amounts of Liquidated Damages pursuant to Section 7.2(a) will be payable in cash in arrears on each Liquidated Damages Payment Date. The amount of Liquidated Damages will be determined on the basis of a 360-day year comprised of twelve (12) 30-day months, and the actual number of days on which Liquidated Damages accrued during such period.

7.3 Blackout and Delay Rights. Notwithstanding anything to the contrary contained herein:

(a) the Company shall not be required to file a Registration Statement (or any amendment thereto) or, if a Registration Statement has been filed but not declared effective by the Commission, request effectiveness of such Registration Statement, for a period of up to forty-five (45) days, if (i) the Company determines in good faith that a postponement is in the best interest of the Company and its Shareholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company), (ii) the Company determines such registration would render the Company unable to comply with applicable securities laws, (iii) the Company determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iv) audited financial statements as of a date other than the fiscal year end of the Company would be required to be prepared; provided, however, that in no event shall any such period exceed an aggregate of ninety (90) days in any 365-day period; and

(b) the Company may, upon written notice to any holder whose Registrable Securities are included in the Registration Statement or other registration statement contemplated by this Agreement, suspend such holder’s use of any prospectus which is a part of the Registration Statement or other registration statement (in which event the holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if (i) the Company determines that it would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential or (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, in no event shall the holders be suspended from selling Registrable Securities pursuant to the Registration Statement or other registration statement for a period that exceeds an aggregate of sixty (60) days in any

180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the holders whose Registrable Securities are included in the Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

7.4 Sale Procedures. In connection with its obligations under this Article VII the Company will:

(a) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b) make available to each Purchaser of Registrable Securities (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon written request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Purchaser the opportunity to object to any information pertaining to such Purchaser and its plan of distribution that is contained therein and make the corrections reasonably requested by such Purchaser with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as any Purchaser shall reasonably request in writing by the time the Registration Statement is declared effective by the SEC; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Purchaser, and, if requested by any such Purchaser, confirm such advice in writing, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) promptly notify each Purchaser, and, if requested by any such Purchaser, confirm such advice in writing, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made), (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the occurrence of any of the events set forth in clauses (i) through (iii) above, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon written request and subject to appropriate confidentiality obligations, furnish to each Purchaser copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to the Registration Statement;

(g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(h) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of the Registrable Securities to consummate the disposition of such Registrable Securities;

(i) if requested by a Purchaser, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

The Company will not name a holder of the Registrable Securities as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement without such holder’s consent. If the staff of the SEC requires the Company to name any holder of the Registrable Securities as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such holder does not consent thereto, then such holder’s Registrable Securities shall not be included on the Registration Statement and the Company shall have no further obligations hereunder with respect to Registrable Securities held by such holder.

Each holder of Registrable Securities, upon receipt of notice from the Company of the happening of any event of the kind described in Section 7.4(e), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.4(e) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

7.5 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a holder in the Registration Statement who has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

7.6 Expenses.

(a) The Company will pay all reasonable Registration Expenses (as defined below) as determined in good faith. In addition, except as otherwise provided in Section 7.7 hereof, the Company shall not be responsible for any separate legal fees incurred by holders in connection with the exercise of such holders’ rights hereunder.

(b) “Registration Expenses” means, subject to the second sentence of Section 7.6(a) above, all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 7.1, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of FINRA, fees of trustees, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

7.7 Indemnification.

(a) Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless the seller of any Registrable Securities covered by such registration statement, its directors and officers, each other Person who participates in the offering or sale of such securities and each other Person, if any, who controls such seller, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or any such director or officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such director, officer and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing or electronically by such seller stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

(b) Indemnification by the Sellers. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 7.1 above, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such securities, to, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.7(a) above) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing or electronically by such seller stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. The maximum liability of each seller for any such indemnification shall not exceed the amount of proceeds received by such seller from the sale of his/its Registrable Securities. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller.

(c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Sections 7.7(a) or 7.7(b) above, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 7.7(a) or 7.7(b) above, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement unless such judgment or settlement imposes no liability or obligation on the indemnified party, and does not include any admission of culpability or wrongdoing on the part of the indemnified party, and includes a complete and unconditional release from all liability of, the indemnified party in respect of the applicable claim or litigation.

(d) Other Indemnification. Indemnification similar to that specified in Sections 7.7(a), 7.7(b) and 7.7(c) above (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority other than the Securities Act.

(e) Indemnification Payments. The indemnification required by this Section 7.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

7.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Purchaser owns any Registrable Securities, furnish, (i) to the extent accurate, forthwith upon request, a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via EDGAR, to such Purchaser forthwith upon written request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Purchaser may reasonably request in writing in availing itself of any rule or regulation of the SEC allowing such Purchaser to sell any such securities without registration.

7.9 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Purchasers by the Company under this Article VII may be transferred or assigned by any Purchaser to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless the transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Purchaser, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $500,000 of Registrable Securities (based on the Aggregate Purchase Price of the Notes and Warrants transferred or assigned to such Person and the market price of the Note Shares and Warrant shares at the time of transfer), (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

7.10 Specific Performance. Damages in the event of breach of this Article VII of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that, upon the occurrence of such a breach, each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions of this Article VII, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

ARTICLE VIII

TERMINATION OF OBLIGATIONS TO EFFECT CLOSING; EFFECTS

8.1 Termination of the Agreement. The obligations of the Company, on the one hand, and the Purchasers, on the other hand, to effect a Closing shall terminate as follows:

(a) (i) before the first Closing, upon the mutual written consent of the Company and all of the Purchasers on Schedule A and Schedule B and (ii) after the first Closing, upon the mutual written consent of the Company and the Purchasers on Schedule B representing a majority of the aggregate principal amount of Notes being purchased;

(b) by the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; and

(c) by a Purchaser (with respect to itself only) if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company;

provided, however, that, except in the case of clauses (b) and (c) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

8.2 Effects. Nothing in this Article VIII shall be deemed to release any party from any liability for any breach by such party by the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

9.2 Notices. All notices, deliveries, requests, waivers, approvals, consents and other communications (each, a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the Company at the addresses or facsimile numbers set forth below and to the each Purchaser to the mailing address or facsimile number set forth on Schedule A or Schedule B, as applicable, corresponding to such Purchaser. Any such Notice will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 9.2), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to the Company:

Aradigm Corporation

3929 Point Eden Way

Hayward, California 94545

Facsimile:	(510) 265-8878
Attention:	Igor Gonda
Nancy Pecota

With a copy (which shall not constitute Notice) to:

3 Embarcadero Center, Suite 1500

San Francisco, California 94111

Facsimile:	(415) 374-2499
Attention:	Jon Layman

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the state of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

9.4 Entire Agreement. This Agreement and the other Transaction Documents, including any exhibits and schedules hereto or thereto, constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and the Transaction Documents supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

9.5 Amendments and Waivers. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated modified or amended except upon the written consent of the Company and the holders of at least a majority of the Note Shares and Warrant Shares (on an as-converted and as-exercised basis). No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.6 Counterparts. This Agreement may be executed (including by facsimile transmission or e-mail of an electronic file such as .pdf) with counterpart signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties.

9.8 Schedules. Any schedules and exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

9.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns and, other than pursuant to Article V and Section 7.7, nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Placement Agents are intended third-party beneficiaries of this Agreement as set forth in Section 9.14. The term “successor and assigns” shall not include any subsequent purchaser, as such purchaser, of the Notes, Warrants, Note Shares or Warrant Shares sold to the Purchaser pursuant to this Agreement.

9.10 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.11 Jurisdiction; Venue. Except as otherwise provided in Section 9.13, the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the Parties consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 9.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

9.12 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.13 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

9.14 Reliance by and Exculpation of the Placement Agents.

The Parties agree and acknowledge that the Placement Agents may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Purchasers contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Placement Agents. The Parties further agree that the Placement Agents may rely on the legal opinion to be delivered pursuant to Section 6.3(d) hereof. This Section 9.14 shall survive any termination of this Agreement.

Each Purchaser agrees for the express benefit of the Placement Agents that: (1) none of the Placement Agents, any of their respective affiliates or any of their respective representatives (A) shall be liable for any improper payment made in accordance with the information provided by the Company; (B) make any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement; or (C) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Agreement, except for such party’s own gross negligence, willful misconduct or bad faith; and (2) each Placement Agent, its respective affiliates and its respective representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARADIGM CORPORATION

By:	/s/ Nancy Pecota
Name:	Nancy Pecota
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Purchaser:	Grifols Worldwide Operations Limited

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

Purchaser:	Laurence Lytton

By:	/s/ Laurence Lytton
Name:	Laurence Lytton
Title:

Purchaser:	21 April Fund, Ltd

By:	/s/ Tim Tabor
Name:	Tim Tabor
Title:	SVP – First Eagle Investment Management, LLC, the Investment Advisor

Purchaser:	First Eagle Value in Biotechnology Master Fund, Ltd.

By:	/s/ Tim Tabor
Name:	Tim Tabor
Title:	SVP – First Eagle Investment Management, LLC, the General Partner

Purchaser:	21 April Fund, LP

By:	/s/ Tim Tabor
Name:	Tim Tabor
Title:	SVP – First Eagle Investment Management, LLC, the General Partner

Schedule A

List of Purchasers and Commitment Amounts

Purchaser	Notes (Aggregate Principal Amount)	Warrant Shares Underlying Warrants	Aggregate Purchase Price	Address for Delivery
Grifols Worldwide Operations Limited	$19,950,000.00	0	$19,950,000.00	Grange Castle Business Park, Grange Castle, Clondalkin 22 Dublin, Ireland

Laurence Lytton	$50,000.00	4,319	$50,000.00	467 Central Park West #17A, New York, NY 10025

Schedule B

List of Purchasers and Commitment Amounts

Purchaser	Notes (Aggregate Principal Amount)	Warrant Shares Underlying Warrants	Aggregate Purchase Price	Address for Delivery
21 April Fund, Ltd.	$1,570,000.00	135,605	$1,570,000.00

Joseph Tragale, Vice President

Asset Management Services

Bank of America Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch Professional Clearing Corp.

222 Broadway, 11th Floor

New York, NY 10038

First Eagle Value in Biotechnology Master Fund, Ltd.	$1,000,000.00	86,372	$1,000,000.00

Joseph Tragale, Vice President

Asset Management Services

Bank of America Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch Professional Clearing Corp.

222 Broadway, 11th Floor

New York, NY 10038

21 April Fund, LP	$430,000.00	37,140	$430,000.00

Joseph Tragale, Vice President

Asset Management Services

Bank of America Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch Professional Clearing Corp.

222 Broadway, 11th Floor

New York, NY 10038

Exhibit A

Form of Indenture

Exhibit B

Form of Warrant

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

ARADIGM CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Date of Issuance:             , 2016 (“Issuance Date”)

Aradigm Corporation, a California corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                     , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, upon exercise of this warrant to purchase from the Company, at the Exercise Price (as defined below) then in effect, [    ] fully paid and nonassessable shares of Common Stock (as defined below) (subject to adjustment as provided herein) of the Company (the “Warrant” and such shares of Common Stock, the “Warrant Shares”), at any time or times commencing on the later of (a) 180 days after the Issuance Date and (b) the Public Release Date (as defined below) (such periods, the “Exercise Periods”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 13. This Warrant is one of the Warrants issued pursuant to Article II of the Securities Purchase Agreement (“SPA Warrants”), dated as of April 21, 2016, by and among the Company and the purchasers named on Schedules A and B therein (the “Securities Purchase Agreement”).

1. Exercise of Warrant.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder during the Exercise Periods, in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds.

The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. Upon the exercise of the rights represented by this Warrant, the Warrant Shares shall be issued and registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, within a reasonable time after the rights represented by this Warrant shall have been so exercised. The Warrant Shares shall be issued in certificate form if so requested. The Holder acknowledges and agrees that this Warrant cannot be exercised unless, to the extent a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act’) is required, all applicable waiting periods under the HSR Act shall have expired or been terminated and any applicable approvals, consents, or authorizations under any applicable merger control, competition, antitrust or foreign investment laws (collectively, “Approvals”) shall have been obtained, and to the extent applicable, the Company and the Holder will file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, as promptly as possible and shall cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow expiration or early termination of the waiting period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $5.21 per share of Common Stock, subject to adjustment as provided herein.

(c) Insufficient Authorized Shares. From and after the Issuance Date, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock hereunder (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon exercise of this Warrant).

(d) Exercise Limitation. Notwithstanding any other provision herein and except for First Eagle Investment Management, LLC and any of its Affiliates, the Holder may not exercise the Warrant to the extent that immediately following such exercise Holder (together with its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act) would beneficially own more than 19.99% (the “Maximum Percentage”) of the number of outstanding shares of Common Stock. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder, its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the beneficial ownership of such Holder would exceed the Maximum Percentage. If any delivery owed to the Holder (including, for this purpose, any holder of a beneficial interest therein) hereunder is not made, in whole or in part, as a result of this provision, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than three (3) Business Days after, the Holder gives notice to the Company that, after such delivery, its beneficial ownership would not exceed the Maximum Percentage.

2. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in Sections 2 and 3.

(a) Stock Dividends and Splits. Without limiting any provisions of Section 3, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is used in any calculation hereunder, then in such calculation such Exercise Price shall be adjusted appropriately to reflect such event.

(b) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the Aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the Aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(c) Voluntary Adjustment. Subject to compliance with applicable rules of the NASDAQ Capital Market, the Company from time to time may reduce the then current Exercise Price by any amount for any period of time, provided, however, that the period must be at least twenty (20) Business Days, the Exercise Price may not be less than the par value of a share of Common Stock, and the reduction must have been approved by the Company’s board of directors (the “Board”). Whenever the Exercise Price is so reduced, the Company shall mail to the Holders a notice of the reduction at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period during which it will be in effect. Any such decrease that applies during any Redemption Measurement Period (as defined below) in advance of a redemption by the Company shall continue to apply through the date of redemption.

3. Purchase Rights; Fundamental Transactions.

(a) Fundamental Transactions. Prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). Any provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

(b) Application. The provisions of this Section 3 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant.

4. Warrant Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant.

5. Reissuance of Warrants.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Sections 5(a) or 5(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

6. Issuer Redemption Right. In the event that, after the date that is 180 days following the Issuance Date, (a) the Daily VWAP of the Company’s Common Stock for each of ten (10) consecutive Trading Days has exceeded 150% of the Exercise Price (such period the “Redemption Measurement Period”), (b) the Company’s Common Stock has not been suspended and is listed or quoted for trading on the NASDAQ Capital Market or the New York Stock Exchange, and (c) an effective registration statement is in effect covering the Warrant Shares as provided in the Securities Purchase Agreement or all of the Warrant Shares may then be freely sold without any limitations under Rule 144 of the Securities and Exchange Commission, the Company shall have the right, upon twenty (20) Business Days prior notice (“Issuer Redemption Notice”) to Holder, to redeem the Warrant at a redemption price of $0.01 per Warrant.

Upon delivery of an Issuer Redemption Notice, the Holder will have the right to exercise the Warrant for a period commencing on the date such notice is received and terminating at 5:00 p.m. New York Time on the day prior to the closing date indicated on such notice; provided that to the extent a notification under the HSR Act is required for Holder to exercise the Warrant, the right of Holder to exercise the Warrant pursuant to this Section 6 will not terminate until three business days after all applicable waiting periods under the HSR Act shall have expired or been terminated and any applicable Approvals shall have been obtained as set forth in Section 1(a) (the “Extension Period”), and the Company’s right to redeem the Warrant pursuant to this Section 6 shall be suspended until expiration of the Extension Period. To the extent Holder has not elected to exercise the Warrant prior to the expiration of its right as set forth in this Section 6, on the closing date set forth in the Issuer Redemption Notice (as such closing date may be delayed in accordance with the Extension Period, if applicable) the Company shall deliver to Holder the Issuer Redemption Purchase Price via federal funds wire transfer(s) of immediately available funds, in accordance with written instructions provided by Holder to the Company prior to the date thereof, and Holder and the Company agree to enter into such documents as are reasonably customary in order to complete the redemption of the Warrant.

7. Notices. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9.2 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the shares of Common Stock or at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined in the Securities Purchase Agreement) pursuant to a Current Report on Form 8-K.

8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

10. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11. Constructions; Headings. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. Terms used in this Warrant but defined in the Securities Purchase Agreement shall have the meanings ascribed to such terms on the Closing Date (as defined in the Securities Purchase Agreement) in the Securities Purchase Agreement unless otherwise consented to in writing by the Holder.

12. Transfer. This Warrant may not be offered for sale, sold, transferred or assigned by the Holder except in a manner consistent with the restrictive legend on the first page of this Warrant; provided, however, that no such assignment shall relieve the Holder of its obligations hereunder if such assignee fails to perform such obligations.

13. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a Warrant Share by such fraction.

14. Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchasers and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Common Stock” means (i) the Company’s shares of common stock, no par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(e) “Daily VWAP” means, for each Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ARDM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(f) “Expiration Date” means April 25, 2021.

(g) “Fundamental Transaction” means that (i) the Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) other than a Permitted Holder is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(h) “ORBIT-3 and ORBIT-4 Phase III” means the two (2) clinical trials identified by protocol numbers ARD-3150-1201 and ARD-3150-1202, respectively.

(i) “Permitted Holder” means Grifols, S.A. and any of its Affiliates.

(j) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

(k) “Principal Market” means the NASDAQ Capital Market.

(l) “Public Release Date” means the date the Company issues a press release and files a Form 8-K with the Securities and Exchange Commission announcing data related to the Company’s ORBIT-3 and ORBIT-4 Phase III pivotal clinical trials for Pulmaquin.

(m) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(n) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ARADIGM CORPORATION

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

ARADIGM CORPORATION

The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (the “Warrant Shares”) of Aradigm Corporation, a California corporation (the “Company”), evidenced by Warrant No.              (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The Holder shall pay the Aggregate Exercise Price in the sum of $         to the Company in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below,              Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, to the following address:

Date:                          ,

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ComputerShare Trust Company, N.A. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                ,     , from the Company and acknowledged and agreed to by                      .

ARADIGM CORPORATION

By:
Name:
Title:

Exhibit C

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of             , 2016 (“Agreement”), is by and between Aradigm Corporation, a California corporation (“Depositor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Escrow Agent hereunder (“Escrow Agent”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Trustee (the “Trustee”) under the Underlying Agreement (defined below). Except as otherwise defined herein, capitalized terms in this Agreement shall have the meanings set forth in the Underlying Agreement (as defined below).

RECITALS

WHEREAS, Depositor has entered into an Indenture, by and between Depositor and U.S. Bank National Association, a national banking association, as trustee (as amended, restated, supplemented or otherwise modified from time to time, the “Underlying Agreement”), dated as of             , 2016, pursuant to which Depositor has agreed to deposit with the Escrow Agent funds in the amount of [    ], which is an amount, determined by the Depositor, sufficient to pay all required payments of interest (excluding Additional Interest, if any) through [May 1], 2017 (the “Second Payment Date”) due to Holders of Notes issued pursuant to the terms of the Underlying Agreement (the “Initial Deposit Amount”). The Underlying Agreement provides that Depositor shall deposit the Custodial Funds (defined below) in a segregated escrow account to be held by Escrow Agent;

WHEREAS, Depositor desires (i) to establish an account with Escrow Agent, and (ii) that Escrow Agent perform certain services with respect to such account in accordance with the terms and conditions hereof;

WHEREAS, Escrow Agent is willing to perform such services in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein:

“Depositor Representative” shall mean the person(s) so designated on Schedule D hereto or any other person designated in a writing signed by Depositor and delivered to Escrow Agent in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Custodial Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Written Direction” shall mean a written direction executed by a Depositor Representative and directing Escrow Agent to disburse all or a portion of the Custodial Funds or to take or refrain from taking any other action pursuant to this Agreement.

2. Appointment of and Acceptance by Escrow Agent. Depositor hereby appoints Escrow Agent to serve as Escrow Agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Custodial Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Custodial Funds in accordance with this Agreement.

3. Deposit of Custodial Funds. (i) Simultaneously with the execution and delivery of this Agreement, Depositor will transfer funds in the amount equal to the Initial Deposit Amount, by wire transfer of immediately available funds, to an account designated by Escrow Agent (such account, the “Escrow Account”), (ii) on the date additional Notes are issued pursuant to the Underlying Agreement in connection with the effectiveness of the Registration Statement, Depositor will, with advance written notice to Escrow Agent, deliver cash in an amount determined by Depositor sufficient to pay all required payments of interest (excluding Additional Interest, if any) through the Second Payment Date to Holders of Notes issued pursuant to the terms of the Underlying Agreement, by wire transfer of immediately available funds, to the Escrow Account, and (iii) if additional Notes are issued pursuant to the Underlying Agreement prior to the Second Payment Date, Depositor will, with advance written notice to Escrow Agent, transfer additional funds, by wire transfer of immediately available funds, to Escrow Agent (collectively, the “Custodial Funds”). All such funds received by Escrow Agent shall be promptly deposited by Escrow Agent into a segregated account.

4. Disbursement of Custodial Funds upon Written Direction. Following the Second Payment Date, Escrow Agent shall disburse Custodial Funds at any time and from time to time, upon receipt of, and in accordance with, a Written Direction. Such Written Direction shall contain complete payment instructions, including complete wiring instructions or an address to which a check shall be sent. Depositor shall have full responsibility for the accuracy and sufficiency of payment instructions and Escrow Agent shall have no responsibility therefor. The form of Written Direction directing the disbursement of funds may be substantially in the form of Schedule A hereto; provided, however, that other forms of Written Direction may be acceptable to Escrow Agent in its reasonable discretion. Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. All disbursements of funds from the Custodial Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12 below.

5. Regular Interest Payments. On each of November 1, 2016 and the Second Payment Date, Escrow Agent, upon receipt of a Written Direction from the Company in the form of Schedule A hereto, shall disburse Custodial Funds to the Trustee in an amount sufficient to pay the aggregate amount of interest (excluding any Additional Interest) to be paid on the Notes on such date; provided, however that if any Event of Default has occurred and is continuing under Section 6.01 of the Indenture and the Notes have become due and payable by acceleration under Section 6.02 of the Indenture, the Escrow Agent shall, upon receipt of a written notice from the Trustee (unless each of the Trustee and the Escrow Agent are U.S. Bank National Association, in which case no such written notice shall be required), disburse all of the Custodial Funds to the Trustee. The scheduled interest payments due on the Notes through and including the Second Payment Date are to be made from (1) amounts held in the Escrow Account in accordance with the procedures set forth herein and (2) if required, other sources of funds available to Depositor; provided, however, that nothing herein shall be construed as limiting Depositor’s obligation to make all interest payments due on the Notes at the times and in the amounts required under the Notes. The Written Direction delivered by the Depositor to the Escrow Agent pursuant to this Section 5 shall include complete payment instructions, including the identity of the Trustee, complete wiring instructions and the amount of such payment to be made to the Trustee. Depositor shall have full responsibility for the accuracy and sufficiency of payment instructions and Escrow Agent shall have no responsibility therefor.

6. Suspension of Performance; Disbursement into Court. If, at any time, (a) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Custodial Funds or any other obligations of Escrow Agent hereunder, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Custodial Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) Depositor has not, within thirty (30) calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions: (i) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed, and (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Custodial Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Escrow Agent shall have no liability to Depositor or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Custodial Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

7. Investment of Funds. Based upon Depositor’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, Escrow Agent is directed to invest and reinvest the Custodial Funds in the investment indicated on Schedule B hereto. Depositor may provide Written Direction changing the investment of the Custodial Funds; provided, however, that no investment may be made except in the following: (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America; (ii) U.S. dollar denominated demand and time deposit accounts with a national bank or banking association (including Escrow Agent) which has a rating on its short-term deposits on the date of investment of “A-1” or “A-l+” by Standard &Poor’s and “P-1” by Moody’s and maturing no more than 360 days after the date of investment (ratings on holding companies are not considered as the rating of the bank); or (iii) money market funds, including funds managed by Escrow Agent or any of its affiliates, rated on the date of investment “AAAm” by Standard &Poor’s or “Aaa-mf” by Moody’s; provided, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent in its sole discretion determines are not consistent with Escrow Agent’s policy or practices. Depositor acknowledges that Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice. To the extent that Depositor directs Escrow Agent to invest in a money market fund as described in clause (iii) of this Section 7, Depositor acknowledges that it has received from Escrow Agent, either directly or via access to a relevant website, a current copy of the prospectus for the investment it has authorized, prior to providing such authorization.

All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Depositor, sell or liquidate any of the foregoing investments at any time for any disbursement of Custodial Funds permitted or required hereunder. All investment earnings shall become part of the Custodial Funds and investment losses shall be charged against the Custodial Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Custodial Funds. With respect to any Custodial Funds received by Escrow Agent after twelve o’clock, p.m., St. Paul, Minnesota, local time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota and the New York Stock Exchange are open for business.

8. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to Depositor specifying a date when such resignation shall take effect. Upon any such notice of resignation, Depositor shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If Depositor fails to appoint a successor Escrow Agent within such time, Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Escrow Agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid by Depositor. The retiring Escrow Agent shall transmit all records pertaining to the Custodial Funds and shall pay all Custodial Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

9. Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

10. Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between the parties hereto or other persons even though reference thereto may be made herein. In no event shall Escrow Agent have any responsibility to determine, investigate or monitor whether any action it is requested to take hereunder fulfills or complies with Depositor’s obligations with respect to the Underlying Agreement or to any third party. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to Depositor. Escrow Agent’s sole responsibility shall be for the safekeeping of the Custodial Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Custodial Funds, any account in which Custodial Funds are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Depositor shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Depositor agrees to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Custodial Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Custodial Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11. Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Depositor shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Depositor further agrees to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Depositor’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Depositor. The obligations of Depositor under this Section 11 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

12. Compensation of Escrow Agent. Depositor agrees to compensate Escrow Agent on demand for its services hereunder in accordance with Schedule C hereto. The obligations of Depositor under this Section 12 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Custodial Funds, from time to time, the amount of any compensation and reimbursement of reasonable out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Depositor of any disbursement from the Custodial Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Depositor copies of related invoices and other statements. Depositor hereby grants to Escrow Agent and the Indemnified Parties a security interest in, lien upon and right of offset against the Custodial Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Custodial Funds are insufficient to cover such compensation and reimbursement, Depositor shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

13. Representations and Warranties. Depositor makes the following representations and warranties to Escrow Agent: (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and (b) each of the applicable persons designated on Schedule D hereto have been duly appointed to act as authorized representatives hereunder and individually have full power and authority to execute and deliver any Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as authorized representatives under this Agreement, all without further consent or direction from, or notice to, it or any other party, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Agreement.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Depositor acknowledges that a portion of the identifying information set forth herein is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

15. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of New York and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

16. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered by (i) personal delivery, or (ii) national overnight courier service, or (iii) certified or registered mail, return receipt requested, or (iv) facsimile transmission, with confirmed receipt or (v) electronic mail by way of a PDF attachment thereto of a manually executed document. Notice shall be effective upon receipt except for notice by electronic mail, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section 16, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 16). Such notices shall be sent to the applicable party or parties at the address specified below:

If to Depositor or Depositor Representative at:

Aradigm Corporation

3929 Point Eden Way

Hayward, California 94545

Facsimile:        (510) 265-8878

Attention:        Igor Gonda

                         Nancy Pecota

If to Escrow Agent at:     U.S. Bank National Association, as Escrow Agent

ATTN: Raymond S. Haverstock

Address:         60 Livingston Avenue

                       St. Paul, MN 55107

                        EP-MN-WS3C

Telephone:     (651) 466-6299

Facsimile:      (651) 466-7429

and to:

U.S. Bank National Association

ATTN:            Jessica Markfort

Trust Finance Management

                         60 Livingston Avenue

                         St. Paul, MN 55107

                         EP-MN-WS3C

Telephone:      651-466-6182

Facsimile:       855-261-5608

If to Trustee at:     U.S. Bank National Association, as Escrow Agent

ATTN: Raymond S. Haverstock

Address:          60 Livingston Avenue

                         St. Paul, MN 55107

                         EP-MN-WS3C

Telephone:      (651) 466-6299

Facsimile:       (651) 466-7429

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

17. Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule D hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule D, Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President, Vice President, Treasurer, General Partner and Managing Partner, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Depositor agrees that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Depositor to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of the Custodial Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Depositor acknowledges that these optional security procedures are commercially reasonable.

18. Amendment, Waiver and Assignment. Subject to the requirements of Article 10 of the Underlying Agreement, none of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this

Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 9 hereof and as permitted by the Underlying Agreement, this Agreement may not be assigned by any party without the written consent of the other parties.

19. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

21. Entire Agreement, No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Custodial Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Custodial Funds. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22. Execution in Counterparts; Facsimiles. This Agreement and any Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any Written Instruction and its respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

23. Termination. This Agreement shall terminate upon the distribution of all the Custodial Funds pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Custodial Funds.

24. Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Depositor and become pecuniarily interested in any transaction in which Depositor may be interested, and contract and lend money to Depositor and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Depositor or for any other entity.

25. Brokerage Confirmation Waiver. Depositor acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Depositor specifically waives receipt of such confirmations to the extent permitted by law. Escrow Agent will furnish Depositor periodic cash transaction statements that include details for all investment transactions made by Escrow Agent.

26. Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Depositor shall consult with independent counsel concerning any and all tax matters. Depositor shall provide Escrow Agent Form W-9 and an original Form W-8, as applicable, for each payee other than the Trustee (so long as the Trustee is U.S. Bank National Association), together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent shall withhold taxes as required by the IRS. Depositor shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that Depositor further agrees that:

(a) Escrow Agent IRS Reporting. Depositor shall accurately provide Escrow Agent with all information requested by Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions (other than distributions to Trustee, so long as the Trustee is U.S. Bank National Association) as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

(b) Withholding Requests and Indemnification. Depositor agrees to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold Escrow Agent harmless pursuant to Section 11 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

(c) Imputed Interest. To the extent that IRS imputed interest regulations apply, Depositor shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Depositor deems appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

(d) Cost Basis Reporting. Depositor shall affirm in writing to Escrow Agent whether the securities being exchanged, redeemed, or sold pursuant to the Underlying Agreement are classified as “Covered Securities” or “Non-Covered Securities” under IRS Cost Basis Reporting regulations not later than thirty (30) days after a distribution hereunder. If such securities are classified as “Covered Securities”, then Depositor and is responsible for providing accurate and complete cost basis information to Escrow Agent for purposes of Form 1099-B preparation. The required information shall include each Holder’s date of acquisition and cost basis of the applicable security, and any other information that Escrow Agent may request to comply with IRS 1099-B reporting regulations. Depositor and the Holders shall provide written direction to Escrow Agent on the allocation of the cost basis to each Holder’s distribution. As used herein, “Holder” means holders of such securities under the Underlying Agreement

27. WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

28. Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

29. Trustee. Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, the obligation of the Trustee to indemnify, reimburse or pay any amounts, under the terms of this Agreement, shall be an obligation of the Trustee solely in its capacity as Trustee under the Underlying Agreement and limited solely to funds available to it in the trust estate under the Underlying Agreement (net of fees and expenses of the Trustee). The obligation of the Trustee to indemnify, or to reimburse or pay any amounts, under the terms of this Agreement is not and shall not be an obligation of U.S. Bank National Association in its individual or corporate capacity. No such indemnification, reimbursement or other payment by the Trustee shall prejudice its indemnification or other rights against the Depositor or other parties under the provisions of the Underlying Agreement or any of the other documents related thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

Aradigm Corporation

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

SCHEDULE A

Form of Written Direction to Disburse

Date:

U.S. Bank National Association, as Escrow Agent

ATTN:                     , Corporate Trust Administration

Re:	Custody And Disbursement Agreement (“Agreement”) dated as of , 2016,

by and between Aradigm Corporation and U.S. Bank National Association, as Escrow Agent

Pursuant to Section 4 of the above referenced Agreement, the Escrow Agent is authorized and directed to pay as follows:

Payee	Payment Instructions, including: • Receiving bank name • Receiving bank ABA number • Beneficiary account number • Beneficiary account name • Beneficiary street address (PO Box not acceptable)	Amount	Reference/Comment

AUTHORIZED AND DIRECTED:

By:
Title:

SCHEDULE B

U.S. BANK NATIONAL ASSOCIATION MONEY MARKET ACCOUNT

AUTHORIZATION DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

SCHEDULE C

Schedule of Fees for Services as Escrow Agent

SCHEDULE D

Each of the following person(s) is a Depositor Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Depositor’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ] Name
Telephone Number

Exhibit D

Form of Opinion of Hogan Lovells US LLP

[    ], 2016

To the Purchasers of the

Notes and Warrants of Aradigm Corporation

listed on Exhibit A attached hereto

and

Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

New York, New York 10019

Re:	Aradigm Corporation

Ladies and Gentlemen:

This firm has acted as counsel to Aradigm Corporation, a California corporation (the “Company”), in connection with the issuance and sale of $[        ] aggregate principal amount of the Company’s 9.0% Convertible Senior Notes due 2021 (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s Common Stock (the “Warrant Shares”) pursuant to the terms of the Securities Purchase Agreement, dated April 21, 2016 (the “Agreement”), by and between the Company and the purchasers set forth on Exhibit A attached hereto (the “Purchasers”) and an Indenture, dated as of April 25, 2016 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Notes. This opinion letter is furnished to you pursuant to the requirements set forth in Section 6.3(d) of the Agreement in connection with a Closing thereunder on the date hereof. Capitalized terms used herein that are defined in the Agreement have the meanings set forth in the Agreement, unless otherwise defined herein.

For purposes of the opinions, which are set forth in paragraphs (a) through (l) below (the “Opinions”), and any other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the Opinions.

In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each party to the Indenture other than the Company has all requisite power and authority under all applicable laws, rules, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, and each of such other parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company, (ii) each of such other parties has duly authorized, executed and delivered the Indenture, (iii) each party to the Indenture is validly existing and in good standing in all necessary jurisdictions (except for the Company in the State of California to the extent stated in paragraph (a) below), (iv) the Indenture constitutes a valid and binding obligation of each of such other parties, enforceable against each of such other parties in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions set forth in paragraph (g) below, we have made the following further assumptions: (i) that all orders, judgments, decrees, agreements and contracts would be interpreted in accordance with their plain meaning and that the meaning of terms in such agreements and contracts would be what lawyers generally understand them to mean under California Law (as defined below), notwithstanding that such agreements and contracts may be governed by the laws of a different jurisdiction; (ii) that the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Indenture and the Agreement (the “Operative Agreements”) that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Company will obtain all permits, consents, and governmental approvals required in the future, and take all actions required, which are relevant to performance of the transactions contemplated under the Operative Agreements or performance of the Operative Agreements; and (iv) that all parties to the Operative Agreements will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Operative Agreements.

The Opinions are based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in paragraphs (a), (b), (c)(i), (c)(iii), (d)(i), (d)(iii), (e), (f)(i), (g)(i), (h) and (l)(i), the California Corporations Code (the “Corporation Act”), (ii) as to the opinions expressed in paragraph (c)(ii), (c)(iv), (d)(ii), f(ii), and (l)(ii), internal New York state law (“New York Law”), (iii) as to the opinions expressed in paragraphs (g)(iii) and (g)(iv), subject to the exclusions and limitations set forth in this opinion letter, internal California state law (“California Law”), (iv) as to the opinions expressed in paragraphs (g)(ii) and (h), subject to the exclusions and limitations set forth in this opinion letter, (A) federal statutes, rules and regulations (“Applicable Federal Law”) and (B) New York and California state statutes, rules and regulations (“Applicable State Law”), (v) as to the opinions expressed in paragraph (i), the Securities Act of 1933 and the rules and regulations promulgated thereunder, (vi) as to the opinions expressed in paragraph (j), the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, and (vii) as to the opinions expressed in paragraph (k), the Trust Indenture Act of 1939 and the rules and regulations promulgated thereunder.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Company is validly existing as a corporation and in good standing as of the date of the Good Standing Certificate under the laws of the State of California.

(b) The Company has the corporate power to execute, deliver and perform its obligations under the Indenture, the Escrow Agreement, the Notes, the Warrants and the Agreement and to own, lease and operate its current properties and to conduct its business as described in the Company SEC Documents. The execution and delivery by the Company of the Agreement, the Escrow Agreement and the Indenture, the performance by the Company of its obligations thereunder, the issuance of the Notes and the Warrants by the Company as contemplated by the Agreement and the issuance of the Note Shares (as defined below) upon conversion of the Notes and the Warrant Shares (as defined below) upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company.

(c) (i) The Notes have been duly authorized by the Company.

(ii) The Notes, when executed, authenticated, issued and delivered in the manner provided for in the Indenture and the Agreement, against payment therefor in accordance with the Agreement, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

(iii) The Board of Directors has duly adopted resolutions reserving all shares of Common Stock (the “Note Shares”) issuable upon conversion of the Notes. The Note Shares have been duly authorized and, when issued in accordance with the terms of the Notes, will be validly issued, fully paid, non-assessable and free of preemptive rights under the Corporation Act, the Amended and Restated Articles of Incorporation of the Company and Bylaws of the Company and free of preemptive rights and rights to purchase under any Company Contracts.

(iv) The specimen of the certificate referred to in paragraph 7 of Schedule 1 attached hereto conforms in all material respects to the applicable terms contained in the Indenture.

In expressing the foregoing opinions, we have assumed that the Notes conform as to form to the specimen of the certificates referred to in paragraph 7 of Schedule 1 attached hereto, which we have not verified by inspection of the individual Notes.

(d) (i) The Warrants have been duly authorized and executed by the Company.

      (ii) The Warrants, when issued and delivered in the manner provided for in the Agreement, against payment therefor in accordance with the Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(iii) The Board of Directors has duly adopted resolutions reserving the all shares of Common stock (the “Warrant Shares”) issuable pursuant to the terms of the Warrants. The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, nonassessable and free of preemptive rights under the Corporation Act, the Amended and Restated Articles of Incorporation of the Company and Bylaws of the Company and rights to purchase under any Company Contracts.

(e) The Agreement has been duly authorized, executed and delivered by the Company.

(f) The Indenture (i) has been duly authorized, executed and delivered by the Company and (ii) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(g) The issuance and sale of the Notes and Warrants, the execution and delivery and consummation by the Company of the Agreement, the Indenture, the Escrow Agreement, the Notes and the Warrants, the performance by the Company of its obligations thereunder and the issuance of the Note Shares upon conversion of the Notes and the issuance of the Warrant Shares upon exercise of the Warrants (assuming that such conversion or exercise, respectively, takes place on the date hereof) do not (i) violate the Corporation Act, or the Amended and Restated Articles of Incorporation or Bylaws of the Company, (ii) violate any provision of Applicable Federal Law or any provision of Applicable State Law, (iii) violate any of the Company Orders, or (iv) breach or constitute a default under any of the Company Contracts (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination).

(h) No approval or consent of, or registration or filing with, any governmental agency is required to be obtained or made by the Company under Applicable Federal Law or Applicable State Law or under the Corporation Act in connection with the issuance and sale of the Notes and the Warrants, the execution and delivery and consummation by the Company of the Agreement, the Indenture, the Escrow Agreement, the Notes and the Warrants and the issuance of the Note Shares upon conversion of the Notes and the issuance of the Warrant Shares upon exercise of the Warrants other than (a) for the filing of a Form D pursuant to Securities and Exchange Commission Regulation D and (b) for any necessary filings under applicable blue sky laws.

(i) Based upon and assuming the accuracy of the representations and warranties, and assuming compliance with the covenants and agreements, of the Company and the Purchasers contained in the Agreement, the offer, sale and delivery of the Notes by the Company to Purchasers under the Agreement are not required to be registered under the Securities Act of 1933.

(j) The Company is not, and, after giving effect to the offering and sale of the Notes and the Warrants and the application of the proceeds therefrom, will not be, required to register as an “investment company” under the Investment Company Act.

(k) No qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required in connection with the purchase of the Notes by the Purchasers in the manner contemplated by the Agreement.

(l) The Escrow Agreement (i) has been duly authorized, executed and delivered by the Company and (ii) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(m) Except as waived in writing or as contemplated by the Agreement, the Company Contracts do not contain any rights of a holder of securities of the Company that require the Company to include any securities of the Company owned by such person in the securities to be registered pursuant to any Registration Statement contemplated by the Agreement.

The opinions expressed in paragraphs (c)(ii), (d)(ii), (f)(ii) and (l) above with respect to the enforceability of the Notes, the Warrants and the Indenture shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions elsewhere set forth in this opinion letter, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

Our opinion in paragraph (h) above is not intended to cover and should not be viewed as covering approvals, consents, registrations and filings required for the conduct of the Company’s business generally (i.e., that would be required in the course of its business in the absence of entering into the Agreement, the Indenture, the Notes and the Warrants).

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion in this letter as to any other statutes, rules and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other statutes, rules and regulations may have on the opinions expressed herein). We express no opinion in this letter as to securities statutes, rules or regulations (except to the extent stated in paragraphs (i), (j) and (k)), antitrust, unfair competition, banking, or tax statutes, rules or regulations, or statutes, rules or regulations of any political subdivision below the state level. The opinions set forth in paragraphs (c), (f), (g), and (h) are based upon a review of only those statutes, rules and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to the transactions of the type covered by the Agreement and to the role of the Company in such transactions.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter is being furnished by us only to you in connection with the Closing under the Agreement on the date hereof, is solely for your benefit in your capacity as the Purchasers or placement agent, as applicable, and should not be quoted in whole or in part or otherwise be used, relied upon, or referred to, for any other purpose or by any other person (including any person purchasing any of the Notes or the Warrants from you), and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

Hogan Lovells US LLP

Schedule 1

1.	Executed copy of the Indenture.

2.	Executed copy of the Agreement.

3.	The Amended and Restated Articles of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of California on June 8, 2009, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The by-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	A certificate of good standing existence of the Company issued by the Secretary of State of the State of California dated April 25, 2016 (the “Good Standing Certificate”).

6.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on November 12, 2015, and of the Special Finance Committee of the Board of Directors adopted at a meeting held on April 19, 2016, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization and issuance of the Notes and the Warrants, and authorization of the Agreement and the Indenture and arrangements in connection therewith.

7.	A specimen copy of the certificate representing the Notes.

8.	A certificate of certain officers of the Company, dated the date hereof, as to certain facts relating to the Company.

9.	A certificate of the Secretary of the Company, dated April 25, 2016, as to the incumbency and signatures of certain officers of the Company.

10.	A certificate of certain officers of the Company, dated the date hereof, provided in accordance with Section 7.07 of the Indenture.

11.	A certificate of certain officers of the Company, dated the date hereof, provided in accordance with Section 6.3(j) of the Agreement.

12.	The following court or administrative orders, judgments and decrees naming the Company (the “Company Orders”):

No items in these categories have been provided to us and identified as items which we should review in connection with rendering this opinion. We have been authorized to provide you with a copy of the Company Officers’ Certificate to the effect that there are no court or administrative orders, judgments, or decrees that would reasonably be expected to have a Material Adverse Effect and that name the Company and are specifically directed to it or any of its property.

13.	The following agreements and contracts of the Company and waivers, consents, and approvals related thereto (the “Company Contracts”):

The agreements and contracts to which the Company is a party, and the waivers, consents, and approvals related thereto, filed with the Commission as exhibits to the Company’s Annual Report on form 10-K for the Fiscal Year ended December 31, 2015.

14.	Executed copy of the Escrow Agreement.

15.	Form of Warrant.

EXHIBIT A

PURCHASERS

[●]